Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
ATLANTIS PLASTICS ANNOUNCES
SECOND QUARTER 2006 RESULTS
ATLANTA, GA – (July 27, 2006) Atlantis Plastics, Inc. (NASDAQ: ATPL) today announced its operating results for the second quarter and six months ended June 30, 2006. Net sales for the second quarter of 2006 were $110.6 million, compared with $101.6 million for the second quarter of 2005. Operating income was $4.8 million in the second quarter of 2006, compared with $7.9 million in the second quarter of 2005. Net income for the second quarter of 2006 was $26,000, or $0.00 per diluted share, compared with net income of $2.4 million, or $0.30 per diluted share, in the second quarter of 2005.
Net sales for the first six months of 2006 were $220.4 million, compared with $202.0 million for the comparable period of 2005. Operating income was $10.7 million for the first six months of 2006 compared with $12.9 million for the same period in 2005. Net income for the first six months of 2006, was $0.8 million, or $0.10 per diluted share, compared with $2.1 million, or $0.26 per diluted share, for the comparable period of 2005.
Year over year results are not necessarily comparable due to non-recurring expenses incurred in the first quarter of 2005. In the prior year, on March 22, 2005, the Company entered into a new $220.0 million credit agreement. Borrowings under this agreement were used to repay then existing senior secured debt of $83.9 million, pay a $103.2 million special dividend to shareholders on April 8, 2005, pay $4.4 million to holders of outstanding stock options in exchange for the cancellation of these options on April 8, 2005, and pay related fees and expenses. Net results for the six months ended June 30, 2005 included a $3.8 million non-cash write-off of unamortized deferred financing costs on the previously existing senior debt, $0.6 million of cash costs associated with a financing effort that was not consummated, and $0.5 million of non-cash compensation expense relating to the cancellation of stock options. These charges, totaling $3.2 million on an after-tax basis, reduced diluted earnings per share by $0.40 in the first six months of 2005. Excluding these charges, diluted earnings per share would have been $0.65 for the first six months of 2005.
In the Company’s Plastic Films segment, net sales increased 10% in the second quarter of 2006, compared with the second quarter of 2005, and increased 7% in the first six months of 2006, compared with the first six months of 2005. Plastic Films’ sales volume (measured in pounds) increased 5% for the second quarter of 2006, compared with the second quarter of 2005, and decreased 4% in the first six months of 2006, compared with the first six months of 2005.
In the Injection Molding segment, net sales for the quarter ended June 30, 2006 increased 8%, compared with the second quarter of 2005, and increased 15% in the first six months of 2006 compared with the first six months of 2005. In the Profile Extrusion segment, net sales for the second quarter of 2006 were up 2% compared with the second quarter of 2005, and up 6% in the first six months of 2006 compared with the first six months of 2005.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2006 were $7.9 million, compared with $10.7 million for the second quarter of 2005. Atlantis’ gross margin and operating margin, as a percent of net sales, for the second quarter of 2006 were 12% and 4%, respectively, compared with 16% and 8%, respectively, for the comparable period in 2005. For the six months ended June 30, 2006, EBITDA, gross margin and operating margin were $16.9 million, 13% and 5%, respectively, compared with $18.6 million, 15% and 6%, respectively, for the six months ended June 30, 2005. EBITDA for the six months ended June 30, 2005 was negatively impacted by a total of $1.0 million in expenses relating to the Company’s unconsummated financing and the cancellation of stock options. Net debt (total debt less cash) as of June 30, 2006 was $212.3 million, compared with $199.0 million as of December 31, 2005. The increase in debt is primarily the result of an increase in working capital.
Selling, general and administrative expenses for the second quarter of 2006 were $8.3 million, compared with $8.5 million for the second quarter of 2005. Selling, general and administrative expenses for the first six months of 2006 were $17.1 million compared with $17.7 million for the first six months of 2005. Both decreases were primarily a result of lower incentive compensation costs.
Net interest expense for the second quarter of 2006 was $4.9 million, compared with $4.1 million for the second quarter of 2005. Net interest expense for the first six months of 2006 was $9.6 million, compared with $5.9 million (excluding the write-off of unamortized deferred financing costs) for the first six months of 2005. Both increases were a result of a higher debt level and to a lesser extent an increase in the average interest rate.
Anthony F. Bova, President and Chief Executive Officer, said, “Our second quarter operating results were negatively impacted by three factors. First, the protracted customer inventory correction, which we predicted in the first quarter’s earnings release, impacted our Plastic Films business. Second, slowing of growth within our building products sector affected Injection Molding. Third, the continuing slowdown within the RV sector and continuing operating inefficiencies affected Profile Extrusion.
“Despite the prolonged inventory correction, our Plastic Films business increased its net sales volume (measured in pounds) 5% for the quarter, as we experienced a recovery of order rates with the bottoming of resin prices; however, with relatively high inventory levels throughout the channel, market pricing pressure eroded margins in the second quarter. In the second half of 2006, we expect to see order rates at more normalized levels, though we anticipate margin pressure to continue as a result of a very competitive marketplace. We will remain focused on growing our value-added product lines within our Films business.
“We are pleased with our Injection Molding business’ sales increase year over year. While we have experienced strong growth from our traditional custom injection molding business, second quarter results were negatively impacted by weakness in the demand for building products. We believe that our second half order rates in building products will improve based on our introduction of new products and increasing distribution channels and we expect continued growth from our traditional custom injection molding business.
“In our Profile Extrusion business, operating results continue to be negatively impacted by weakness in the RV sector and operating inefficiencies at our Elkhart facilities; however, we are encouraged by the recent progress made at our Elkhart facilities as evidenced by the increased gross and operating margins over the first quarter in 2006. We will continue to remain focused on executing our operating plan to return this business to historical profitability levels.”
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2005 filed with the Securities and Exchange Commission.

Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.
Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-800-270-1153 (Participant code: 55111#).
For more information, please visit www.atlantisstock.com.
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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data) (Unaudited)	2006	2005	2006	2005

Net sales	$110,602	$101,585	$220,387	$202,006

Cost of sales	97,468	85,263	192,526	171,376

Gross profit	13,134	16,322	27,861	30,630

Selling, general and administrative expenses	8,291	8,456	17,148	17,149
Costs of unconsummated financing	—	—	—	555

Operating income	4,843	7,866	10,713	12,926

Unamortized deferred financing cost write-off	—	—	—	(3,794)
Net interest expense	(4,883)	(4,093)	(9,572)	(5,860)
Other income (expense)	83	(43)	113	(59)

Income before provision for income taxes	43	3,730	1,254	3,213

Provision for income taxes	17	1,285	464	1,100

Net income	$26	$2,445	$790	$2,113

Basic earnings per share	$—	$0.30	$0.10	$0.26
Diluted earnings per share	$—	$0.30	$0.10	$0.26

Weighted average number of shares used in computing earnings per share:
Basic	8,256	8,256	8,256	8,091
Diluted	8,311	8,256	8,281	8,091

Cash dividends paid per common share	$—	$12.50	$—	$12.50

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(In thousands, except share and per share data)	2006 (1)	2005

ASSETS
Cash and cash equivalents	$248	$178
Accounts receivable (net of allowances of $1,527 and $1,835, respectively)	54,673	57,075
Inventories, net	47,973	41,667
Other current assets	9,200	7,513
Deferred income tax assets	3,767	3,694

Total current assets	115,861	110,127

Property and equipment, net	68,529	69,208
Goodwill, net of accumulated amortization	51,351	51,351
Other assets	5,879	8,226

Total assets	$241,620	$238,912

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$35,054	$47,944
Current maturities of long-term debt	1,725	1,970
Other current liabilities	356	356

Total current liabilities	37,135	50,270

Long-term debt	210,786	197,195
Deferred income tax liabilities	11,137	10,628
Other liabilities	692	702

Total liabilities	259,750	258,795

Commitments and contingencies	—	—

Shareholders’ deficit:
Class A Common Stock, $.0001 par value, 20,000,000 shares authorized, 6,113,158 shares issued and outstanding in 2006 and 2005	1	1
Class B Common Stock, $.0001 par value, 7,000,000 shares authorized, 2,142,665 shares issued and outstanding in 2006 and 2005	—	—
Additional paid-in capital	195	—
Accumulated other comprehensive income (net of income taxes of $1,263 and $862, respectively)	2,420	1,652
Accumulated deficit	(20,746)	(21,536)

Total shareholders’ deficit	(18,130)	(19,883)

Total liabilities and shareholders’ deficit	$241,620	$238,912

(1)	Unaudited

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
(In thousands) (Unaudited)	2006	2005

Operating Activities:
Net income	$790	$2,113

Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	6,120	5,775
Loan fee and other amortization and unamortized financing cost write-off	458	4,195
Amortization of gain realized on swap recoupon	(231)	—
Share-based compensation expense	195	461
Interest receivable from shareholder loans	—	(5)
Gain on disposal of assets	—	(8)
Deferred income taxes	35	176
Change in operating assets and liabilities:
Accounts receivable, net	2,402	(6,122)
Inventories, net	(6,306)	1,563
Other current assets	(1,687)	(2,521)
Accounts payable and accrued expenses	(12,890)	(10,793)
Other assets and liabilities	(8)	(355)

Net cash used for operating activities	(11,122)	(5,521)

Investing Activities:
Capital expenditures	(5,443)	(6,511)
Proceeds from asset dispositions	—	38

Net cash used for investing activities	(5,443)	(6,473)

Financing Activities:
Net borrowings (repayments) under revolving credit facility	14,200	(10,060)
Proceeds under new credit agreement	—	195,000
Repayments under old term loans	(600)	(70,587)
Financing costs associated with new credit agreement	(128)	(5,836)
Repayments on bonds	(254)	—
Proceeds from swap recoupon	3,417	—
Proceeds from exercise of stock options	—	2,522
Income tax benefit from employee stock options	—	3,718
Payment of special dividend	—	(103,198)
Repayments on notes receivable from shareholders	—	457

Net cash provided by financing activities	16,635	12,016

Net increase in cash and cash equivalents	70	22
Cash and cash equivalents at beginning of period	178	51

Cash and cash equivalents at end of period	$248	$73

Supplemental disclosure of non-cash activities:
Non-cash reduction of accounts receivable and accounts payable in connection with supplier agreements	$(2,842)	$(843)

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2006		2005
(In millions)	Q2	Q1	Year	Q4	Q3	Q2	Q1

PLASTIC FILMS VOLUME (pounds)	69.3	60.1	284.0	74.0	75.3	65.8	68.9

NET SALES
Plastic Films	$68.7	$68.1	$272.9	$78.8	$66.0	$62.4	$65.7
Injection Molding	32.6	32.2	116.1	27.9	32.0	30.1	26.1
Profile Extrusion	9.3	9.5	35.3	9.0	8.6	9.1	8.6

Total	$110.6	$109.8	$424.3	$115.7	$106.6	$101.6	$100.4

GROSS MARGIN
Plastic Films	11%	13%	15%	15%	15%	15%	14%
Injection Molding	13%	16%	16%	16%	16%	17%	13%
Profile Extrusion	14%	8%	19%	18%	16%	20%	20%

Total	12%	13%	15%	16%	15%	16%	14%

OPERATING MARGIN
Plastic Films	4%	5%	6%	7%	6%	6%	4%
Injection Molding	5%	8%	8%	10%	9%	10%	5%
Profile Extrusion	4%	0%	8%	5%	6%	10%	11%

Total	4%	5%	7%	8%	7%	8%	5%
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA(1)

	2006		2005
(In millions)	Q2	Q1	Year	Q4	Q3	Q2	Q1

Net income (loss)	$—	$0.8	$6.7	$2.6	$2.0	$2.4	$(0.3)
Net interest expense	4.9	4.7	15.0	4.7	4.5	4.1	1.7
Unamortized deferred financing cost write-off (2)	—	—	3.8	—	—	—	3.8
Provision (benefit) for income taxes	—	0.4	3.6	1.5	1.0	1.3	(0.2)
Depreciation and amortization	3.0	3.1	12.1	3.4	2.9	2.9	2.9

EBITDA	$7.9	$9.0	$41.2	$12.2	$10.4	$10.7	$7.9

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization.
EBITDA is a non-GAAP financial measure and has material limitations resulting from the exclusion of certain financial statement items when used as a financial measure, in particular, because it does not include interest, taxes, depreciation and amortization. However, the Company believes EBITDA is a useful financial metric used by investors to assess financial operating performance, and in addition, some of the Company’s debt covenant calculations and incentive target calculations include EBITDA.

(2)	Unamortized deferred financing cost write-off is a component of interest expense and has been shown separately for informational purposes.